Prospectus, September 16, 2002
as amended, November 11, 2002

Evergreen
Global and International Funds

Evergreen Offit Emerging Markets Bond Fund
Class I
The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARY:

Overview of Fund Risks
Evergreen Offit Emerging Markets Bond Fund

GENERAL INFORMATION:

The Fund's Investment Advisor
The Fund's Portfolio Managers
Calculating the Share Price
How to Choose an Evergreen Fund
How to Choose the Share Class That Best Suits You
How to Buy Shares
How to Redeem Shares
Other Services
The Tax Consequences of Investing in the Fund
Fees and Expenses of the Fund
Financial Highlights
Other Fund Practices

In general,

the Fund seeks to provide investors with a competitive total return through current yield and capital growth. The Fund invests a significant portion of its assets in debt obligations of issuers located in emerging market countries.

Fund Summary Key

The Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund? What is the difference between sales charges and expenses?

Overview of Fund Risks

Offit Emerging Markets Bond Fund

typically relies on a combination of the following strategies:

  investing substantially all of its assets in debt obligations of issuers located in foreign countries within emerging markets; and
  selling a portfolio investment: i) when the issuer's investment fundamentals begin to deteriorate; ii) when the investment reaches or exceeds a portfolio manager’s targeted value; iii) to take advantage of more attractive investment opportunities; iv) when the investment no longer appears to meet the Fund's investment objective; v) when the Fund must meet redemptions; or vi) for other investment reasons which a portfolio manager deems necessary.

may be appropriate for investors who:

  are seeking total return; and
  are more aggressive and are interested in investment opportunities found in the more volatile climate of international or emerging markets.
Following this overview, you will find information on the Fund's specific investment strategies and risks.

The Fund may temporarily invest up to 100% of its assets in high quality money market instruments in order to protect the value of the Fund in response to adverse economic, political or market conditions. This strategy is inconsistent with the Fund's principal investment strategies and investment goals and, if employed, could result in a lower return and potential loss of market opportunity.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal
  not a deposit with a bank
  not insured, endorsed or guaranteed by the FDIC or any government agency subject to investment risks, including possible loss of your original investment
Like most investments, your investment in a Fund could fluctuate significantly in value over time and could result in a loss of money.

The following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Interest Rate Risk

When interest rates go up, the value of debt securities tends to fall. If the Fund invests a significant portion of its portfolio in debt securities, and interest rates rise, then the value of your investment may decline. If interest rates go down, interest earned by the Fund on its debt investments may also decline, which could cause the Fund to reduce the dividends it pays. The longer the term of a debt security held by the Fund, the more the Fund is subject to interest rate risk.

Credit Risk

The value of a debt security is directly affected by the issuer's ability to repay principal and pay interest on time. If the Fund invests in debt securities, then the value of your investment may decline if an issuer fails to pay an obligation on a timely basis. The Fund may also be subject to credit risk to the extent it engages in transactions, such as repurchase agreements or dollar rolls, which involve a promise by a third party to honor an obligation to the Fund. Such third party may be unwilling or unable to honor its financial obligations.

Below Investment Grade Bond Risk

Below investment grade bonds are commonly referred to as "high yield" or "junk" bonds because they are usually backed by issuers of less proven or questionable financial strength. Such issuers are more vulnerable to financial setbacks and less certain to pay interest and principal than issuers of bonds offering lower yields and risk. Markets may react to unfavorable news about issuers of below investment grade bonds, causing sudden and steep declines in value and resulting in a decreased liquidity of such bonds.

Foreign Investment Risk

Since the Fund invests in non-U.S. securities, it is exposed to certain unique risks of foreign investing. For example, political turmoil and economic instability in the countries in which the Fund invests could adversely affect the value of, dividend yield and total return earned on your investment. In addition, if the value of any foreign currency in which the Fund's investments are denominated declines relative to the U.S. dollar, the value of, dividend yield and total return earned on your investment in the Fund may decline as well. Certain foreign countries have less developed and less regulated securities markets and accounting systems than the U.S. This may make it harder to get accurate information about a security or company, and increase the likelihood that an investment will not perform as well as expected.

Emerging Market Risk

An emerging market is any country considered to be emerging or developing, has a relatively low per capita gross national product, but the potential for rapid growth (which can lead to instability). A Fund’s investment in securities of companies located in emerging countries could expose it to certain risks. Emerging countries may rely on international trade and could be adversely affected by the economic conditions in the countries with which they trade. There is also a possibility of a change in the political climate, nationalization, diplomatic developments (including war), and social instability. Such countries may experience high levels of inflation or deflation and currency devaluation. Investments in emerging markets are considered to be speculative.

Non-Diversification Risk

An investment in a fund that is non-diversified entails greater risk than an investment in a diversified fund. When a fund is non-diversified, it may invest a greater percentage of assets in a single issuer than may be invested by a diversified fund. A higher percentage of investments among fewer issuers may result in greater fluctuation in the total market value of the Fund’s portfolio than in a fund which invests in numerous issuers.

Offit Emerging Markets Bond Fund

FUND FACTS:

Goal:

  Total Return

  Principal Investment:

  Debt Obligations of Emerging Markets Issuers

  Class of Shares Offered in this Prospectus:

  Class I

  Investment Advisor:

  OFFITBANK Fund Advisors

  Portfolio Managers:

  By Team

  Dividend Payment Schedule:

  Quarterly

  INVESTMENT GOAL

  The Fund seeks to provide investors with a competitive total return by focusing on current yield and opportunities for capital growth.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 2.

  The Fund is a non-diversified fund that normally invests at least 80% of its assets in corporate and sovereign debt securities of emerging market countries. The Fund may invest in debt securities denominated in any currency, including U.S. dollars, and of any ratings and may purchase unrated securities. An emerging market country is a country that is considered to be an emerging or developing country by the World Bank or the International Finance Corporation, or is determined by the portfolio managers to have per capita gross domestic product below $7,500 (in 1994 dollars). The Fund attempts to benefit from investment opportunities derived from long-term improvement in economic and political conditions, and other positive developments and trends in emerging market countries and is intended for long-term investors. Although the Fund will generally be invested in the issues of at least three different countries, it may invest up to 25% of its assets in the debt obligations of any one country. The Fund may invest in debt securities of any maturity and duration, and the interest rates on such securities may be fixed or floating. In addition, the Fund may invest up to 20% of its assets in equity securities.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 2 under the headings:

    Interest Rate Risk
    Credit Risk
    Below Investment Grade Bond Risk
    Foreign Investment Risk
    Emerging Market Risk
    Non-Diversification Risk
  For further information regarding the Fund's investment strategy and risk factors, see "Other Fund Practices."

  PERFORMANCE

  The following tables show how the Fund has performed in the past. Past performance (both before and after taxes) is not an indication of future results.

  The table below shows the percentage gain or loss for the Class I shares of the Fund in each calendar year since the Class I shares' inception on 3/8/1994. It should give you a general idea of the risks of investing in the Fund by showing how the Fund's return has varied from year-to-year. This table includes the effects of Fund expenses.

  Year-by-Year Total Return for Class I Shares (%) 1
1995	1996	1997	1998	1999	2000	2001
23.38	26.56	10.67	- 11.92	27.81	7.44	3.00

Best Quarter:	4th Quarter 1998	+ 17.04%[1]
Worst Quarter:	3rd Quarter 1998	- 25.95%[1]
Year-to-date total return through 9/30/2002 is -11.38%. [1]

  The next table lists the Fund’s average annual total return for Class I over the past one and five years and since inception. The after-tax returns are also shown for Class I. This table is intended to provide you with some indication of the risks of investing in the Fund by comparing its performance with the J.P. Morgan Emerging Markets Bond Index (JPMEMBI) and Lipper Analytical Emerging Market Debt Index (LAEMDI). The JPMEMBI is an index which tracks debt instruments issued in emerging markets. The LAEMDI is an equal-weighted index consisting of the ten largest funds classified in the Lipper Emerging Market Debt Classification. An index does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. It is not possible to invest in an index.

  Average Annual Total Return
  (for the period ended 12/31/2001) 1
	Inception Date of Class	1 year	5 year	10 year	Performance Since 3/8/1994
Class I	3/8/1994	3.00%	6.61%	N/A	9.72%
Class I [2]	3/8/1994	- 1.55%	1.79%	N/A	4.91%
(after taxes on distributions)
Class I [2]	3/8/1994	1.76%	2.91%	N/A	5.43%
(after taxes on distributions and sale of Fund shares)
JPMEMBI		- 0.79%	6.95%	N/A	10.63%
LAEMDI		11.08%	6.32%	N/A	9.13%

  1. Historical performance shown for Class I is based on the performance of Select shares of the Fund’s predecessor fund, OFFIT Emerging Markets Bond Fund.

  2. The after-tax returns shown are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. After-tax returns on distributions and the sale of Fund shares assume a complete sale of Fund shares at the end of the measurement period, resulting in capital gains taxes or a tax benefit from any resulting capital losses. Actual after-tax returns will depend on your individual tax situation and may differ from those shown. The after-tax returns shown are not relevant to you if you hold your Fund shares through tax-deferred arrangements, such as 401(k) plans or IRAs.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are estimated for the Fund’s fiscal year ending 12/31/2002.

  You pay no shareholder transaction fees.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses
Class I	0.90%	0.00%	0.29%	1.19%

  The table below shows the total expenses you would pay on a $10,000 investment over one-, three-, five- and ten-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration purposes only. The example assumes a 5% average annual return, reinvestment of all dividends and distributions, and that the Fund's operating expenses are the same as described in the table above. Your actual costs may be higher or lower.

  Example of Fund Expenses
Assuming Redemption At End of Period
After:	Class I
1 year	$ 121
3 years	$ 378
5 years	$ 654
10 years	$ 1,443

  THE FUND'S INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for this Evergreen fund is OFFITBANK Fund Advisors, a subsidiary of Wachovia Corporation (Wachovia), the fourth largest bank holding company in the United States, with over $333.8 billion in consolidated assets as of 9/30/2002. Wachovia is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  OFFITBANK Fund Advisors (OFFITBANK) is the investment advisor to the Fund. OFFITBANK has been managing mutual funds and private accounts since 1994 and manages over $1.03 billion in investment assets for 9 of the Evergreen funds as of 9/30/2002. OFFITBANK is located at 520 Madison Avenue, New York, NY 10022.

  The Fund will pay OFFITBANK an annual contractual advisory fee of 0.90% on the first $200 million of the Fund’s daily net assets and 0.80% on the Fund’s daily net assets over $200 million.

  THE FUND'S PORTFOLIO MANAGERS

  Offit Emerging Markets Bond Fund

  The Fund is managed by a team of portfolio management professionals from OFFITBANK'S High Yield Bond team, with team members responsible for various sectors.

  CALCULATING THE SHARE PRICE

  The value of one share of a Fund, also known as the net asset value, or NAV, is calculated at 4 p.m. Eastern time on each day the New York Stock Exchange is open or as of the time the Exchange closes, if earlier. The Fund calculates its share price for each share by adding up its total assets, subtracting all liabilities, then dividing the result by the total number of shares outstanding. The NAV of each class of shares is calculated separately. Each security held by a Fund is valued using the most recent market data for that security. If no market data is available for a given security, the Fund will price that security at fair value according to policies established by the Fund's Board of Trustees. Short-term securities with maturities of 60 days or less will be valued on the basis of amortized cost.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own. Your account balance may change daily because the share price may change daily.

  The Fund will invest in foreign securities that are primarily listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. In addition, developments that occur in foreign countries between the close of the foreign markets and the Fund's valuation time may not be reflected in the Fund's NAV. As a result, the value of the Fund may change on days when the investor will not be able to purchase or redeem the Fund's shares. The value of the Fund will reflect these activities on the next trading day of the NYSE. If a determination is made that a foreign event or development is significant enough to have a material effect on the Fund's NAV, the securities will be priced at fair value.

  HOW TO CHOOSE AN EVERGREEN FUND

  When choosing an Evergreen fund, you should:

    Most importantly, read the prospectus to see if the Fund is suitable for you.
    Consider talking to an investment professional. He or she is qualified to give you investment advice based on your investment goals and financial situation and will be able to answer questions you may have after reading the Fund's prospectus. He or she can also assist you through all phases of opening your account.
    Request any additional information you want about the Fund, such as the Statement of Additional Information (SAI), Annual Report or Semi-annual Report by calling 1.800.343.2898. In addition, any of these documents, with the exception of the SAI, may be downloaded off our website at EvergreenInvestments.com.

  HOW TO CHOOSE THE SHARE CLASS THAT BEST SUITS YOU

  After choosing a Fund, you select a share class. The Fund in this prospectus offers Class I shares.

  Class I

  The Fund offers Class I shares at NAV without a front-end sales charge, deferred sales charge or 12b-1 fees. Class I shares are only available to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of the Evergreen funds with certain financial service firms, certain institutional investors, and persons who owned Class Y shares in a registered name in an Evergreen fund on or before December 31, 1994.

  HOW TO BUY SHARES

  Class I shares are sold without a front-end or deferred sales charge. The minimum initial investment is $1 million, which may be waived in certain situations. There is no minimum amount required for subsequent purchases.

Method	Opening an Account	Adding to an Account
By Phone
    Call 1.800.343.2898 to set up an account number and get wiring instructions.
    Instruct your bank to wire or transfer your purchase (they may charge a wiring fee).
    Complete the account application and mail to:

    Postal Service Address:

    Evergreen Funds
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Funds
    66 Brooks Drive, Suite 8400
    Braintree, MA 02184-3800

    Trades accepted after 4 p.m. Eastern time on market trading days will receive the next market trading day's closing price.

    Call the Evergreen Express Line at 1.800.346.3858 24 hours a day or to speak with an Evergreen funds service representative call 1.800.343.2898 between 8 a.m. and 6 p.m. Eastern time, on any business day.
    If your bank account is set up on file, you can request either:
      Federal Funds Wire (offers immediate access to funds) or
      Electronic transfer through the Automated Clearing House which avoids wiring fees.

By Exchange
    You can make an additional investment by exchange from an existing Evergreen funds account by contacting your investment professional or an Evergreen funds service representative, calling the Evergreen Express Line at 1.800.346.3858 or by visiting our website at EvergreenInvestments.com. [1]
    You can only exchange shares from your account within the same class and under the same registration.
    There is no sales charge or redemption fee when exchanging funds within the Evergreen fund family.
    Orders placed before 4 p.m. Eastern time on market trading days will be processed at that day's closing share price. Orders placed after 4 p.m. Eastern time will be processed at the next market trading day's closing price. [2]
    Exchanges are limited to three per calendar quarter, but in no event more than five per calendar year.
    Exchanges between accounts which do not have identical ownership must be made in writing with a signature guarantee (See "Exceptions: Redemption Requests That Require A Signature Guarantee" on the next page).

  1. Once you have authorized either the telephone exchange or redemption service, anyone with a Personal Identification Number (PIN) and the required account information (including your investment professional) can request a telephone transaction in your account. All calls are recorded and may be monitored for verification, recordkeeping and quality-assurance purposes. The Evergreen funds reserve the right to terminate the exchange privilege of any shareholder who exceeds the listed maximum number of exchanges, as well as to reject any large dollar exchange or purchase if placing it would, in the judgment of the portfolio manager, adversely affect the price of the Fund.

  2. The Fund's shares may be made available through financial service firms which are also investment dealers and which have a service agreement with Evergreen Distributors, Inc. ("EDI"). The Fund has approved the acceptance of purchase and repurchase request orders effective as of the time of their receipt by certain authorized financial intermediaries or their designees. The Evergreen funds reserve the right to adjust the closing time to coincide with an earlier closing of the New York Stock Exchange or due to other unusual circumstances.

  HOW TO REDEEM SHARES

  We offer you several convenient ways to redeem your shares in any of the Evergreen funds:

Methods	Requirements
Call Us
    Call the Evergreen Express Line at 1.800.346.3858 24 hours a day or to speak with an Evergreen service representative call 1.800.343.2898 between 8 a.m. and 6 p.m. Eastern time, on any business day.
    This service must be authorized ahead of time, and is only available for regular accounts. [1]
    All authorized requests made before 4 p.m. Eastern time on market trading days will be processed at that day's closing price. Requests made after 4 p.m. Eastern time will be processed the following business day. [2]
    We can either:
      wire the proceeds into your bank account (service charges may apply)
      electronically transmit the proceeds into your bank account via the Automated Clearing House service mail you a check.
    All telephone calls are recorded and may be monitored for your protection. We are not responsible for acting on telephone orders we believe are genuine.
    See "Exceptions: Redemption Requests That Require a Signature Guarantee" below for requests that must be made in writing with your signature guaranteed.

Write Us
    You can mail a redemption request to:

    Postal Service Address:

    Evergreen Service Company, LLC
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Service Company, LLC
    66 Brooks Drive, Suite 8400
    Braintree, MA 02184-3800

    Your letter of instructions must:
      list the Fund name and the account number
      indicate the number of shares or dollar value you wish to redeem be signed by the registered owner(s).
    See "Exceptions: Redemption Requests That Require a Signature Guarantee" below for requests that must be signature guaranteed.

Redeem Your Shares in Person	You may also redeem your shares by contacting your investment professional or an Evergreen service representative. A fee may be charged for this service.

  1. Once you have authorized either the telephone exchange or redemption service, anyone with a Personal Identification Number (PIN) and the required account information (including your investment professional) can request a telephone transaction in your account. All calls are recorded and may be monitored for verification, recordkeeping and quality-assurance purposes. The Evergreen funds reserve the right to terminate the exchange privilege of any shareholder who exceeds the listed maximum number of exchanges, as well as to reject any large dollar exchange or purchase if placing it would, in the judgment of the portfolio manager, adversely affect the price of the Fund.

  2. The Fund's shares may be made available through financial service firms which are also investment dealers and which have a service agreement with Evergreen Distributors, Inc. ("EDI"). The Fund has approved the acceptance of purchase and repurchase request orders effective as of the time of their receipt by certain authorized financial intermediaries or their designees. The Evergreen funds reserve the right to adjust the closing time to coincide with an earlier closing of the New York Stock Exchange or due to other unusual circumstances.

  Timing of Proceeds

  Normally, we will send your redemption proceeds on the next business day after we receive your request; however, we reserve the right to wait up to seven business days to redeem any investments made by check and ten business days for investments made by Automated Clearing House transfer. We also reserve the right to redeem in kind, under certain circumstances, by paying you the proceeds of a redemption in securities rather than in cash, and to redeem the remaining amount in the account if your redemption brings the account balance below the initial minimum amount.

  Exceptions: Redemption Requests That Require A Signature Guarantee

  To protect you and the Evergreen funds against fraud, certain redemption requests must be made in writing with your signature guaranteed. A signature guarantee can be obtained at most banks and securities dealers. A notary public is not authorized to provide a signature guarantee. The following circumstances require signature guarantees:

    You are redeeming more than $50,000.
    You want the proceeds transmitted into a bank account not listed on the account.
    You want the proceeds payable to anyone other than the registered owner(s) of the account.
    Either your address or the address of your bank account has been changed within 30 days.
    The account is registered in the name of a fiduciary corporation or any other organization.
    In these cases, additional documentation is required:
    corporate accounts: certified copy of corporate resolution fiduciary accounts: copy of the power of attorney or other governing document

  Who Can Provide A Signature Guarantee:

    Commercial Bank
    Trust Company
    Savings Association
    Credit Union
    Member of a U.S. stock exchange

  OTHER SERVICES

  Evergreen Express Line
  1.800.346.3858

  Use our automated, 24-hour service to check the value of your investment in a Fund; purchase, redeem or exchange Fund shares; find a Fund’s price, yield or total return; order a statement or duplicate tax form; or hear market commentary from Evergreen funds' portfolio managers.

  Automatic Reinvestment of Distributions

  For the convenience of investors, all dividends and capital gains distributions are automatically reinvested, unless you request otherwise. Distributions can be made by check or electronic transfer through the Automated Clearing House to your bank account. The details of your dividends and other distributions will be included on your statement.

  THE TAX CONSEQUENCES OF INVESTING
  IN THE FUND

  You may be taxed in two ways:

    On Fund distributions (dividends and capital gains).
    On any profit you make when you sell any or all of your shares.

  Fund Distributions

  A mutual fund passes along to all of its shareholders the net income or profits it receives from its investments. The shareholders of the fund then pay any taxes due, whether they receive these distributions in cash or elect to have them reinvested. The Fund will distribute two types of taxable income to you:

    Dividends. To the extent that regular dividends are derived from investment income that is not tax-exempt, or from short-term capital gains, you will have to include them in your federal taxable income. The Fund pays a quarterly dividend from the dividends, interest and other income on the securities in which it invests.
    Capital Gains. When a mutual fund sells a security it owns for a profit, the result is a capital gain. The Fund generally distributes capital gains, if any, at least once a year, near the end of the calendar year. Short-term capital gains reflect securities held by the Fund for a year or less and are considered ordinary income just like dividends. Profits on securities held longer than 12 months are considered long-term capital gains and are taxed at a special tax rate (20% for most taxpayers).

  Dividend and Capital Gain Reinvestment

  Unless you choose otherwise on the account application, all dividend and capital gain payments will be reinvested to buy additional shares. Distribution checks that are returned and distribution checks that are uncashed when the shareholder has failed to respond to mailings from the shareholder servicing agent will automatically be reinvested to buy additional shares. No interest will accrue on amounts represented by uncashed distribution or redemption checks. We will send you a statement each January with the federal tax status of dividends and distributions paid by the Fund during the previous calendar year.

  Profits You Realize When You Redeem Shares

  When you sell shares in a mutual fund, whether by redeeming or exchanging, you have created a taxable event. You must report any gain or loss on your tax return unless the transaction was entered into by a tax-deferred retirement plan. Investments in money market funds typically do not generate capital gains. It is your responsibility to keep accurate records of your mutual fund transactions. You will need this information when you file your income tax return, since you must report any capital gain or loss you incur when you sell shares. Remember, an exchange is a purchase and a sale for tax purposes.

  Tax Reporting

  Evergreen Service Company, LLC provides you and the IRS with a tax statement of your dividend and capital gains distributions for each calendar year on Form 1099 DIV. Proceeds from a sale are reported on Form 1099B. You must report these on your tax return. You could pay a penalty if you neglect to report them.

  Evergreen Service Company, LLC will send you a tax information guide each year during tax season, which may include a cost basis statement detailing the gain or loss on taxable transactions you had during the year. Please consult your own tax advisor for further information regarding the federal, state and local tax consequences of an investment in the Fund.

  FEES AND EXPENSES OF THE FUND

  Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

  Management Fee

  The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

  Other Expenses

  Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the shareholder pays no transaction fees.

  Total Fund Operating Expenses

  The total cost of running the Fund is called the expense ratio. As a shareholder, you are not charged these fees directly; instead they are taken out before the Fund’s NAV is calculated, and are expressed as a percentage of the Fund’s average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are not charged directly to your account, investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) your total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) the Fund’s investment advisor may waive a portion of the Fund’s expenses for a period of time, reducing its expense ratio.

  FINANCIAL HIGHLIGHTS

  This section looks in detail at the results for one share in Class I of the Fund - how much income it earned, how much of this income was passed along as a distribution and how much the return was reduced by expenses. The tables for the Fund for the year ended December 31, 2001 have been derived from financial information audited by KPMG LLP, the predecessor fund's independent auditors. The tables for the Fund for periods ended prior to December 31, 2001 have been derived from financial information audited by the predecessor fund's previous independent auditors. For a more complete picture of the Fund's financial statements, please see the SAI as well the predecessor fund's Annual Reports.

  Offit Emerging Markets Bond Fund

	Six Months Ended
	June 30, 2002	Year Ended December 31,
	(unaudited)	2001	2000	1999	1998	1997
CLASS I [1]
Net asset value, beginning of period	$ 8.20	$ 8.93	$ 9.31	$ 8.20	$ 10.46	$ 11.03
Income from investment operations
Net investment income	0.40	0.99	1.05	1.06	0.99	1.15
Net realized and unrealized gains or losses on securities	- 1.08	- 0.73	- 0.38	1.09	- 2.23	0
Total from investment operations	- 0.68	0.26	0.67	2.15	- 1.24	1.15

Distributions to shareholders from
Net investment income	- 0.40	- 0.99	- 1.05	- 1.02	- 0.97	- 1.19
Net realized gains	0	0	0	0	- 0.03	- 0.53
Return of capital	0	0	0	- 0.02	- 0.02	0
Total distributions to shareholders	- 0.40	- 0.99	- 1.05	- 1.04	- 1.02	- 1.72

Net asset value, end of period	$ 7.12	$ 8.20	$ 8.93	$ 9.31	$ 8.20	$ 10.46
Total return	- 8.51%	3.00%	7.44%	27.81%	- 11.92%	10.67%
Ratios and supplemental data
Net assets, end of period (thousands)	$ 100,726	$ 170,087	$ 163,782	$ 173,724	$ 148,908	$ 210,777
Ratios to average net assets
Expenses [2]	1.19%[3]	1.14%	1.09%	1.08%	1.10%	1.29%
Net investment income	9.97%[3]	11.32%	11.42%	12.27%	10.53%	9.49%
Portfolio turnover rate	110%	49%	113%	74%	77%	179%

  1. On November 8, 2002, the assets and certain liabilities of OFFIT Emerging Markets Bond Fund were acquired by Evergreen Offit Emerging Markets Bond Fund. Shareholders of Select shares of OFFIT Emerging Markets Bond Fund became owners of Class I of Evergreen Offit Emerging Markets Bond Fund. OFFIT Emerging Markets Bond Fund was the accounting and performance survivor of this transaction. The financial highlights are those of OFFIT Emerging Markets Bond Fund, the predecessor fund.

  2. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

  3. Annualized

  OTHER FUND PRACTICES

  The Fund invests in foreign securities, which may include foreign currencies transactions. As a result, the value of the Fund's shares will be affected by changes in exchange rates. To manage this risk, the Fund may enter into currency futures contracts and forward currency exchange contracts. Although the Fund uses these contracts to hedge the U.S. dollar value of a security it already owns, the Fund could lose money if it fails to predict accurately the future exchange rates. The Fund may engage in hedging and cross hedging with respect to foreign currencies to protect itself against a possible decline in the value of another foreign currency in which certain of the Fund's investments are denominated. A cross hedge cannot protect against exchange rate risks perfectly. If a Fund is incorrect in its judgment of future exchange rate relationships, the Fund could be in a less advantageous position than if such a hedge had not been established.

  The Fund may invest up to 20% of its assets in common stock, preferred stocks, detachable warrants and other equity securities that may or may not be listed or traded on a recognized securities exchange. The Fund intends that such investments in equity securities often will be related to the Fund’s investments in debt instruments, such as those equity securities received upon the exercise of convertible debt instruments or attached warrants, or those equity securities acquired pursuant to investment opportunities derived from the Fund’s activities in emerging market debt markets. The equity securities purchased by the Fund may include American Depository Receipts, European Depository Receipts and interests in investment companies. To the extent that the Fund invests in equity securities, an investment in the Fund is subject to stock market risk, because it will be affected by general economic conditions. When economic growth slows, or interest or inflation rates increase, equity securities tend to decline in value or companies may decrease the dividends they pay. If these events were to occur, or if the particular industries, companies or sectors in which the Fund invests do not perform well, the value of, dividend yield and total return earned on your investment are likely to decline.

  Please consult the SAI for more information regarding these and other investment practices used by the Fund, including risks.

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  International Growth Fund
  Precious Metals Fund

  Evergreen Express Line

  Call 1.800.346.3858

    check your account
    order a statement
    get a Fund’s current price, yield and total return
    buy, redeem or exchange Fund shares

  Shareholder Services

  Call 1.800.343.2898

  Monday-Friday, 8 a.m. to 6 p.m. Eastern time to

    buy, redeem or exchange Fund shares
    order applications
    get assistance with your account

  Information Line for Hearing and Speech Impaired (TTY/TDD)

  Call 1.800.343.2888

  Monday-Friday, 8 a.m. to 6 p.m. Eastern time

  Write us a letter
  Evergreen Funds
  P.O. Box 8400
  Boston, MA 02266-8400
    to buy, redeem or exchange Fund shares
    to change the registration on your account
    for general correspondence

  For express, registered or certified mail
  Evergreen Funds
  66 Brooks Drive, Suite 8400
  Braintree, MA 02184-3800

  Visit us on-line
  EvergreenInvestments.com

  Regular communications you will receive
  Account Statements — You will receive quarterly statements for each Fund you invest in. Please review and promptly notify Evergreen funds of any inaccuracies.

  Annual and Semi-annual Reports — You will receive a detailed financial report on each Fund you invest in twice a year.

  Tax Forms — Each January you will receive any Fund tax information you need to complete your tax returns as well as the Evergreen Tax Information Guide.

  Confirmation Notices — A confirmation of your transaction is sent within five days. Please review and promptly notify Evergreen funds of any inaccuracies.

  For More Information About the Evergreen Offit Emerging Markets Bond Fund, Ask for:

  The Fund's most recent Annual or Semi-annual Report, which contains a complete financial accounting for the Fund and a complete list of the Fund’s portfolio holdings as of a specific date, as well as commentary from the Fund’s portfolio managers. These reports discuss the market conditions and investment strategies that significantly affected the Fund’s performance during the most recent fiscal year or period.

  The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Fund. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

  For questions, other information, or to request a copy, without charge, of the SAI, call 1.800.343.2898 or ask your investment professional. We will mail material within three business days.

  Information about the Fund (including the SAI) is also available on the SEC’s Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1.202.942.8090.

  Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
  90 Park Avenue, 10th Floor, New York, NY 10016.
  562887 RV1 (11/02)

  SEC File No.: 811-08553
  Evergreen Investments
  200 Berkeley Street
  Boston, MA 02116-5034